Exhibit 99.1
Atkore International Group Inc. Announces Fourth Quarter 2019 Results
Fiscal 2019 Highlights

•Net income per diluted share increased from $2.48 to $2.83; Adjusted Net income per diluted share increased from $2.78 to $3.62
•Net income increased by $2.4 million to $139.1 million; Adjusted EBITDA increased from $271.5 million to $324.4 million

Fourth-Quarter Highlights

•Net income per diluted share increased to $0.94; Adjusted Net income per diluted share of $1.01
•Net income increased by $13.3 million to $46.0 million; Adjusted EBITDA increased by $17.8 million to $88.8 million

HARVEY, IL. — November 22, 2019 (BUSINESS WIRE) - Atkore International Group Inc. (the "Company" or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2019 full year and fourth quarter ended September 30, 2019 ("fourth quarter").
"I am extremely proud to report Atkore’s strong financial performance for fourth quarter and full Fiscal Year 2019,” commented Bill Waltz, Atkore President and CEO. “Atkore’s focus on providing quality, delivery, and value to our customers has contributed to year over year improvements. We’re pleased our disciplined approach to serving our customers also drives value to our shareholders.”

Fiscal 2019 Full-Year Results
Net sales for fiscal 2019 increased $81.4 million to $1,916.5 million, an increase of 4.4%, compared to $1,835.1 million for fiscal 2018. Net sales increased $46.8 million due to higher sales resulting from the four acquisitions completed by the Company during fiscal 2019 (the "2019 acquisitions"), net of a decrease of $9.4 million resulting from the divestiture of Flexhead. Additionally, net sales increased $24.8 million from higher sales volumes primarily in the Electric Raceway segment. Net sales also increased by $16.8 million due to higher average selling prices resulting from higher market prices for all product categories primarily in the Mechanical Products & Solutions segment.

Gross profit for fiscal 2019 increased $59.1 million to $497.2 million, an increase of 13.5%, compared to $438.1 million for fiscal 2018. Gross margin increased to 25.9% in fiscal 2019 compared to 23.9% in fiscal 2018 due to lower material costs and operating efficiencies.

Selling, general and administrative expenses increased $14.4 million, or 6.4% to $240.7 million for fiscal 2019 compared to $226.3 million for fiscal 2018. The increase was primarily due to additional selling, general and administrative costs of $5.9 million resulting from the 2019 acquisitions and $4.8 million of increased spending on productivity initiatives and growth investments, partially offset by a $2.8 million decrease in stock-based compensation expense driven by higher forfeitures.

Net income increased $2.4 million to $139.1 million for fiscal 2019, as compared to $136.6 million for fiscal 2018. Adjusted net income increased $22.5 million to $172.9 million for fiscal 2019 compared to $150.4 million for fiscal 2018. The increase in both net income and adjusted net income was primarily driven by higher gross profit of $59.1 million, offset by higher selling, general and administrative expense of $14.4 million and higher income tax expense of $15.9 million.

Adjusted EBITDA increased $52.9 million or 19.5%, to $324.4 million for fiscal 2019, as compared to $271.5 million for fiscal 2018. The increase was primarily due to higher gross profit of $59.1 million, partially offset by higher selling, general and administrative expenses attributable to the 2019 acquisitions.

Net income per diluted share on a GAAP basis was $2.83 for fiscal 2019, an increase of $0.35 from fiscal 2018. Adjusted net income per diluted share was $3.62 for fiscal 2019 compared to $2.78 for fiscal 2018.

Exhibit 99.1
2019 Fourth Quarter Results

	Three Months Ended
(in thousands)	September 30, 2019	September 30, 2018	Change	Change %
Net sales
Electrical Raceway	$373,344	$354,968	$18,376	5.2%
Mechanical Products & Solutions	128,661	123,030	5,631	4.6%
Eliminations	(295)	(431)	136	(31.6)%
Consolidated operations	$501,710	$477,567	$24,143	5.1%

Adjusted EBITDA
Electrical Raceway	$80,000	$68,235	$11,765	17.2%
Mechanical Products & Solutions	21,137	11,795	9,342	79.2%
Unallocated	(12,327)	(8,972)	(3,355)	37.4%
Consolidated operations	$88,810	$71,058	$17,752	25.0%

Net sales for the fourth quarter of 2019 increased to $501.7 million, an increase of 5.1% compared to $477.6 million for the prior-year period, primarily due to higher sales volume of $40.0 million within both the Electrical Raceway and Mechanical Products and Solutions segments and higher sales of $19.9 million from the 2019 acquisitions partially offset by a $34.1 million reduction resulting from lower average selling prices.

Gross profit increased by $32.0 million to $143.7 million for the fourth quarter of 2019, as compared to $111.7 million for the prior-year period. Gross margins increased from 23.4% in the prior-year period to 28.6% in the fourth quarter fiscal 2018 due to lower material costs and operating efficiencies.

Selling, general and administrative expenses increased $11.8 million or 20.7%, to $68.9 million for the fourth quarter of 2019, as compared to $57.1 million for the prior year period. The increase was primarily due to additional costs of $2.5 million in selling, general and administrative costs resulting from the 2019 acquisitions, $2.5 million of increased spending on productivity initiatives and growth investments and $2.2 million of higher variable compensation expense.

Net income increased $13.3 million to $46.0 million for the fourth quarter of 2019, as compared to $32.7 million for the prior-year period, due to higher operating income of $19.6 million and higher other income of $8.2 million, offset by higher income tax expense of $14.7 million. Adjusted net income increased $10.2 million to $48.5 million compared to $38.3 million for the prior-year period.
Adjusted EBITDA increased $17.8 million, or 25.0%, to $88.8 million for the fourth quarter of 2019, as compared to $71.1 million for the prior-year period. Net income margin increased from 6.8% in the prior-year period to 9.2% and Adjusted EBITDA Margin increased 280 basis points from 14.9% to 17.7%.
Net income per diluted share on a GAAP basis was $0.94 for the fourth quarter of 2019, an increase of $0.28 from the prior year period. Adjusted net income per diluted share was $1.01 per share for the fourth quarter of 2019 compared to $0.79 for the prior year period.
Segment Results

Electrical Raceway
Electrical Raceway net sales increased $18.4 million, or 5.2%, to $373.3 million for the fourth quarter of 2019, as compared to $355.0 million for the prior-year period. The increase was primarily due to $22.8 million from increased sales volumes and $19.9 of incremental sales from the 2019 acquisitions, partially offset by a $22.5 million reduction from lower average selling prices.

Exhibit 99.1
Adjusted EBITDA increased $11.8 million, or 17.2%, to $80.0 million for the fourth quarter of 2019, as compared to $68.2 million for the prior-year period, and Adjusted EBITDA Margin increased from 19.2% to 21.4%. The increase in Adjusted EBITDA was largely due to higher gross profit, operational efficiencies, and the contributions from the 2019 acquisitions.
Mechanical Products & Solutions
MP&S net sales increased $5.6 million, or 4.6%, to $128.7 million for the fourth quarter of 2019, as compared to $123.0 million for the prior-year period. The increase was primarily due to $17.2 million of higher sales volumes partially offset by a $11.1 million reduction from lower average selling prices.
Adjusted EBITDA increased $9.3 million, or 79.2%, to $21.1 million for the fourth quarter 2019, as compared to $11.8 million for the prior-year period. Adjusted EBITDA Margin increased to 16.4% from 9.6%. Adjusted EBITDA increased primarily due to focused mix management and operational efficiencies.

Full Year 2020 Outlook1

The Company expects fiscal year 2020 Adjusted EBITDA to be in the range of $335.0 - $345.0 million and Adjusted net income per diluted share to be in the range of $3.80 - $3.90.
Fiscal 2020 First Quarter Outlook1
The Company expects the first quarter of fiscal 2020 Adjusted EBITDA to be in the range of $72.0 - $77.0 million and Adjusted net income per diluted share to be in the range of $0.80 - $0.85.
Conference Call Information
Atkore management will host a conference call today, November 22, 2019, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international). The call will be available for replay until December 6, 2019. The replay can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13695535.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.
To learn more about the Company please visit the company's website at http://investors.atkore.com.
___________________________________________________
1 Reconciliations of the forward-looking full-year and fiscal first quarter 2020 outlook for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.
About Atkore International Group Inc.
Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,900 people at 65 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.

Exhibit 99.1
Contact:

John Deitzer
Vice President - Investor Relations
708-225-2124
JDeitzer@atkore.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

Exhibit 99.1
A number of important factors, including, without limitation, the risks and uncertainties discussed or referenced under the caption "Risk Factors" in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission ("SEC") on November 22, 2019 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; changes in foreign laws and legal systems, including as a result of Brexit; recent and future changes to tax legislation; adverse weather conditions; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; challenges attracting and retaining key personnel or high-quality employees; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; our inability to introduce new products effectively or implement our innovation strategies; the inability of our customers to pay off the credit lines extended to them by us in a timely manner and the negative impact on customer relations resulting from our collections efforts with respect to non-paying or slow-paying customers; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of liabilities in connection with violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.
Non-GAAP Financial Information
This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business. We use Adjusted EBITDA and Adjusted EBITDA Margin in the preparation of our annual operating budgets and as indicators of business

Exhibit 99.1
performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before: depreciation and amortization, interest expense, net, loss (gain) on extinguishment of debt, income tax expense (benefit), restructuring and impairments, stock-based compensation, consulting fees, multi-employer pension withdrawal, certain legal matters, transaction costs, gain on sale of a business, gain on sale of joint venture and other items, such as inventory reserves and adjustments and realized or unrealized gain (loss) on foreign currency transactions. We believe Adjusted EBITDA, when presented in conjunction with comparable accounting principles generally accepted in the United States of America ("GAAP") measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company's results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before consulting fees, loss on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on sale of joint venture, certain legal matters and other items. We define Adjusted net income per share as basic and diluted net income per share excluding the per share impact of consulting fees, loss on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on sale of joint venture, certain legal matters and other items. Beginning in March 2018, the Company has excluded the impact of intangible asset amortization from the calculation of Adjusted net income. Adjusted net income prepared for periods prior to March 2018 have also been adjusted to reflect this change.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve-month basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

ATKORE INTERNATIONAL GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net sales	$501,710	$477,567	$1,916,538	$1,835,139
Cost of sales	357,988	365,836	1,419,338	1,397,055
Gross profit	143,722	111,731	497,200	438,084
Gross Margin	28.6%	23.4%	25.9%	23.9%
Selling, general and administrative	68,882	57,087	240,660	226,282
Intangible asset amortization	8,598	7,958	32,876	32,104
Operating income	66,242	46,686	223,664	179,698
Interest expense, net	12,196	12,372	50,473	40,694
Other income, net	(8,056)	168	(11,478)	(27,348)
Income before income taxes	62,102	34,146	184,669	166,352
Income tax expense	16,105	1,447	45,618	29,707
Net income	$45,997	$32,699	$139,051	$136,645

Net income per share
Basic	$0.96	$0.69	$2.91	$2.59
Diluted	$0.94	$0.66	$2.83	$2.48

ATKORE INTERNATIONAL GROUP INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	September 30, 2019	September 30, 2018
Assets
Current Assets:
Cash and cash equivalents	$123,415	$126,662
Accounts receivable, less allowance for doubtful accounts of $2,608 and $1,762, respectively	315,353	265,147
Inventories, net	226,090	221,753
Prepaid expenses and other current assets	34,679	33,576
Total current assets	699,537	647,138
Property, plant and equipment, net	260,703	213,108
Intangible assets, net	285,684	291,916
Goodwill	186,231	170,129
Deferred income taxes	577	162
Non-trade receivables	4,263	1,607
Total Assets	$1,436,995	$1,324,060
Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$—	$26,561
Accounts payable	150,681	156,525
Income tax payable	2,157	542
Accrued compensation and employee benefits	35,770	33,350
Customer Liabilities	44,983	3,377
Other current liabilities	53,943	52,392
Total current liabilities	287,534	272,747
Long-term debt	845,317	877,686
Deferred income taxes	19,986	16,510
Other long-term tax liabilities	3,669	1,443
Pension liabilities	34,509	17,075
Other long-term liabilities	13,044	16,540
Total Liabilities	1,204,059	1,202,001
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 46,955,163 and 47,079,645 shares issued and outstanding, respectively	471	472
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	477,139	457,978
Accumulated deficit	(200,396)	(317,373)
Accumulated other comprehensive loss	(41,698)	(16,438)
Total Equity	232,936	122,059
Total Liabilities and Equity	$1,436,995	$1,324,060

ATKORE INTERNATIONAL GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	September 30, 2019	September 30, 2018
Operating activities
Net income	$139,051	$136,645
Adjustments to reconcile net income to net cash provided by operating activities
Gain on sale of a business	—	(27,575)
Depreciation and amortization	72,347	66,890
Amortization of debt issuance costs and original issue discount	1,804	1,542
Deferred income taxes	(796)	(9,008)
Provision for losses on accounts receivable and inventory	4,656	7,241
Stock-based compensation expense	11,798	14,664
Gain on purchase of business	(7,384)	—
Other adjustments to net income	(1,938)	2,023
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	6,026	(44,419)
Inventories	9,002	(36,528)
Prepaid expenses and other current assets	(3,054)	(1,762)
Accounts payable	(21,981)	31,667
Income taxes	4,511	(3,179)
Accrued and other liabilities	(2,782)	7,243
Other, net	(1,566)	259
Net cash provided by operating activities	209,694	145,703
Investing activities
Capital expenditures	(34,860)	(38,501)
Proceeds from sale of properties, plant and equipment	80	349
Proceeds from sale of assets held for sale	—	42,631
Acquisitions of businesses, net of cash acquired	(97,999)	(3,467)
Other, net	(322)	1,502
Net cash (used for) provided by investing activities	(133,101)	2,514
Financing activities
Borrowings under credit facility	39,000	358,000
Repayments under credit facility	(39,000)	(443,000)
Repayments of short-term debt	(20,980)	(8,150)
Issuance of long-term debt	—	426,217
Repayments of long-term debt	(40,000)	(1,217)
Issuance of common stock	7,374	20,110
Repurchase of common stock	(24,419)	(411,775)
Payments for debt financing costs and fees	—	(5,955)
Other, net	(155)	(161)
Net cash used for financing activities	(78,180)	(65,931)
Effects of foreign exchange rate changes on cash and cash equivalents	(1,660)	(1,342)
Increase (decrease) in cash and cash equivalents	(3,247)	80,944
Cash and cash equivalents at beginning of period	126,662	45,718
Cash and cash equivalents at end of period	$123,415	$126,662

(in thousands)	September 30, 2019	September 30, 2018
Supplementary Cash Flow information
Interest paid	$49,879	$39,898
Income taxes paid, net of refunds	38,698	41,601
Capital expenditures, not yet paid	3,719	916

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income	$45,997	$32,699	$139,051	$136,645
Income tax expense	16,105	1,447	45,618	29,707
Depreciation and amortization	18,286	17,637	72,347	66,890
Interest expense, net	12,196	12,372	50,473	40,694
Restructuring charges	623	604	3,804	1,849
Stock-based compensation	2,862	4,836	11,798	14,664
Gain on purchase of a business	(7,384)	—	(7,384)	—
Gain on sale of business	—	—	—	(27,575)
Certain legal matters (a)	—	(7,119)	—	(4,833)
Transaction costs	837	6,638	1,200	9,314
Other (b)	(712)	1,944	7,501	4,194
Adjusted EBITDA	$88,810	$71,058	$324,408	$271,549

(a) Represents certain legal matters of an unusual or non-recurring nature.
(b) Represents other items, such as inventory reserves and adjustments, release of indemnified uncertain tax positions and the impact of foreign exchange gains or losses.

The following tables represent calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Fiscal year ended
	September 30, 2019			September 30, 2018
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$1,443,493	$292,585	20.3%	$1,366,611	$255,260	18.7%
MP&S	474,260	$70,040	14.8%	470,153	$51,339	10.9%
Eliminations	(1,215)			(1,625)
Consolidated operations	$1,916,538			$1,835,139

	Three Months Ended
	September 30, 2019			September 30, 2018
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$373,344	$80,000	21.4%	$354,968	$68,235	19.2%
MP&S	128,661	$21,137	16.4%	123,030	$11,795	9.6%
Eliminations	(295)			(431)
Consolidated operations	$501,710			$477,567

The following table presents calculations of Adjusted EBITDA Margin for Atkore International Group Inc. for the periods presented:

	Three Months Ended				Fiscal Year Ended
(in thousands)	September 30, 2019	September 30, 2018	Change	% Change	September 30, 2019	September 30, 2018	Change	% Change
Net sales	$501,710	$477,567	$24,143	5.1%	$1,916,538	$1,835,139	$81,399	4.4%
Adjusted EBITDA	$88,810	$71,058	$17,752	25.0%	$324,408	$271,549	$52,859	19.5%
Adjusted EBITDA Margin	17.7%	14.9%			16.9%	14.8%

The following table presents reconciliations for Adjusted net income to net income for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income	$45,997	$32,699	$139,051	$136,645
Stock-based compensation	2,862	4,836	11,798	14,664
Intangible asset amortization	8,598	7,958	32,876	32,104
Gain on purchase of business	(7,384)	—	(7,384)	—
Gain on sale of a business	—	—	—	(27,575)
Certain legal matters (a)	—	(7,119)	—	(4,833)
Other (b)	(712)	1,944	7,501	4,194
Pre-tax adjustments to net income	3,364	7,619	44,791	18,554
Tax effect	(824)	(1,981)	(10,974)	(4,824)
Adjusted net income (c)	$48,537	$38,337	$172,868	$150,375

Weighted-Average Diluted Common Shares Outstanding	47,845	48,308	47,777	54,089
Net income per diluted share (d)	$0.94	$0.66	$2.83	$2.48
Adjusted net income per diluted share (e)	$1.01	$0.79	$3.62	$2.78
(a) Represents certain legal matters of an unusual or non-recurring nature.
(b) Represents other items, such as inventory reserves and adjustments, release of indemnified uncertain tax positions and the impact of foreign exchange gains or losses.
(c) Beginning in March 2018, the Company has excluded the impact of intangible asset amortization from the calculation of Adjusted net income. Adjusted net income prepared for periods prior to March 2018 have also been adjusted to reflect this change.
(d) The Company calculates basic and diluted net income per common share using the two-class method. Under the two-class method, net earnings are allocated to each class of common stock and participating securities as if all the net earnings for the period had been distributed. The Company's participating securities consist of share-based payment awards that contain a non-forfeitable right to receive dividends and therefore are considered to participate in undistributed earnings with common stockholders. Included within the calculation of net income per diluted share is 3,726 and 2,456 of undistributed earnings allocated to participating securities for fiscal years ended 2019 and 2018. Included within the calculation of net income per diluted share is See Note 10, ''Earnings Per Share'' in our Annual Report on Form 10-K.
(e) Adjusted net income per diluted share is calculated by taking adjusted net income and divided by the weighted-average diluted common shares outstanding.

The following table presents reconciliations of Net Debt to Total Debt for the periods presented:

(in thousands)	September 30, 2019		September 30, 2018		September 30, 2017
Short-term debt and current maturities of long-term debt	$—		$26,561		$4,215
Long-term debt	845,317		877,686		571,863
Total Debt	845,317		904,247		576,078
Less cash and cash equivalents	123,415		126,662		45,718
Net Debt	$721,902		$777,585		$530,360

Adjusted EBITDA	$324,408		$271,549		$227,608

Total debt/Adjusted EBITDA	2.6	x	3.3	x	2.5	x
Net debt/Adjusted EBITDA	2.2	x	2.9	x	2.3	x